Exhibit 10.2

NON-COMPETE AND NON-SOLICITATION AGREEMENT

This Non-Compete and Non-Solicitation Agreement ("Agreement") made as of the 21st day of December, 2021, between Triple-S Management Corporation (together with its successors, assigns, subsidiaries and Affiliates, the ''Company"), and Roberto García Rodríguez, Esq. ("CEO").

WHEREAS, the Parties desire to enter into the Agreement pursuant to the terms, provisions and conditions set forth herein.

WHEREAS, considering the Company's size and its visibility as a New York Stock Exchange-traded company that reports its results to the public, the Company has attracted attention of other companies and businesses seeking to obtain for themselves or their customers some of the Company's business acumen and know-how; and

WHEREAS, the Company will share with CEO certain aspects of its business acumen and know-how as well as specific confidential and proprietary information about the products, markets, processes, costs, developments, ideas, and personnel of the Company; and

WHEREAS, the Company has imbued CEO with certain aspects of the goodwill that the Company has developed with its customers, distributors, representatives, and employees, and with federal, state, local and foreign governmental entities; and

NOW, THEREFORE, in consideration of CEO's employment at the Company and of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter to set forth, intending to be legally bound thereby, the Parties agree as follows:

1.           Definitions. As used in this Agreement, the following terms have the meanings indicated:

a.           "Affiliate" shall mean any subsidiary or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Triple-S Management Corporation, whether now existing or hereafter formed or acquired. For purposes hereof, "control" means the power to vote or direct the voting of sufficient securities or other interests to elect one-third of the directors or managers or to control the management of such subsidiary or other entity.

b.           “Business” shall include, but is not limited to: (i) the offering and sale of managed care services and related products in the Commercial, Medicaid and Medicare markets; (ii) the offering and sale of health, life, accident, disability, property and casualty insurance; (iii) providing administration services only or self-insured (“ASO”) managed care services; (iv) providing hospitals, care centers, physicians, clinics, home health care and affiliated services, among others services provided by the Company.

c.        "Confidential Information" means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of CEO's unauthorized disclosure) and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by CEO while employed by the Company concerning (A) the Business or affairs of the Company; (B) products or services; (C) fees, costs and pricing structures; (D) designs; (E) analyses; (F) drawings, photographs and reports; (G) computer software, including operating systems, applications and program listings; (H) flow charts, manuals and documentation; (I) databases; (J) accounting and business methods; (K) inventions, devices, new developments, methods and processes, whether patentable or non-patentable and whether or not reduced to practice; (L) customers and clients, customer or client lists and customer usage and requirements; (M) other copyrightable works; (N) all production methods, processes, technology and trade secrets; (O) research and development programs; (P) personnel evaluations and compensation data; and (Q) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of CEO's unauthorized disclosure or any third party's unauthorized disclosure resulting from any direct or indirect influence by CEO) prior to the date CEO proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

d.        "Engage" means participate in, consult with, be employed by, or assist with the organization, policy making, ownership, financing, management, operation, or control of any Similar Business in any capacity (i.e., as independent contractor, consultant, employee, shareholder, member owner or business partner) in which, in the absence of this Agreement, Confidential Information, Inventions, Trade Secrets of the Company or Goodwill would reasonably be considered useful.

e.        "CEO's Company Employment" means the time during which CEO is employed by any entity comprised within the definition of "Company", regardless of any change in the entity employing CEO.

f.           "Goodwill" means any tendency of customers, distributors, representatives, employees, vendors, suppliers, or federal, state, local or foreign governmental entities to continue or renew any valuable business relationship with the Company or any Similar Business with which CEO may be associated, based in whole or in part on past successful relationships with the Company or the lawful efforts of the Company to foster such relationships, and in -which CEO, or any personnel reporting directly to CEO, actively participated at any time during the most recent twelve (12) months of CEO’s Company Employment.

g.         "Inventions" means designs, discoveries, improvements and ideas, whether or not patentable or otherwise legally protectable, including, without limitation upon the generality of the foregoing, novel or improved products, processes, machines, promotional and advertising materials, business data processing programs and systems, and other manufacturing and sales techniques, which either (i) relate to (A) the business of the Company or (B) the Company's actual or demonstrably anticipated research or development, or (ii) result from any work performed by CEO for the Company.

h.           "Similar Business" means the same or substantially the same business activity or activities performed or engaged by CEO for, or on behalf, of the Business of the Company or any of its Affiliates.

i.            "Trade Secret(s)" means information, including a formula, pattern, compilation, program, device, method, technique, or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

2.          Non-Competition. CEO hereby acknowledges that CEO is familiar with the Confidential Information of the Company and its Affiliates. CEO acknowledges and agrees that the Company would be irreparably damaged if CEO – in any capacity (i.e., as independent contractor, consultant, employee, shareholder, member, owner, or business partner) - were to provide services to any person directly or indirectly competing with the Company or any of its Affiliates or engaged in a Similar Business and that such competition by CEO would result in a significant loss of Goodwill by the Company. Therefore, in consideration of CEO's employment contract renewal and the grant of an amount equal to the Base Salary specified in the Amended Employment Contract, payable in twelve (12) monthly installments starting on the month following the date of the expiration or earlier termination of the Amended Employment Contract, CEO agrees that the following are reasonable restrictions and agrees to be bound by such restrictions:

2.1
During CEO’s Company Employment, and for a period of twelve (12) months immediately following the termination of such employment for any reason, CEO shall not, directly or indirectly – in any capacity (i.e. as independent contractor, consultant, employee, shareholder, member, owner or business partner) - Engage in Similar Business services or activities where the Company is Engaged in Business in Puerto Rico or any other country; provided that nothing herein shall prohibit CEO from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as CEO does not have any active participation in the business of such corporation.

2.2
CEO warrants and represents that the nature and extent of this non-competition clause has been fully explained to CEO by the Company, and that CEO's decision to accept the same is made voluntarily, knowingly, intelligently, and free from any undue pressure or coercion. CEO further warrants and represents that CEO has agreed to this non-competition clause in exchange for the compensation and benefits CEO is receiving under this Agreement.

3.           Non-solicitation. CEO recognizes and admits that the Company has a legitimate business interest in retaining its employees, representatives, agents and/or consultants and of protecting its business from previous employees, representatives, agents and/or consultants, which makes necessary the establishment of a non-solicitation clause in the Agreement. In consideration of the CEO's compensation described in paragraph two (2) of this Agreement and the renewal of his contract as an employee of the Company, during the CEO’s Company Employment and for a period of twelve (12) months following the termination of such employment, CEO shall not, directly or indirectly, (i) induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries to leave the employ or services of the Company or any of its affiliates or subsidiaries, or in any way interfere with the relationship between the Company or any of its affiliates or subsidiaries and any employee, representative, agent or consultant thereof or (ii) hire any person who was an employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries at any time during the twelve-month period immediately prior to the date on which such hiring would take place. No action by another person or entity shall be deemed to be a breach of this provision unless the CEO directly or indirectly assisted, encouraged, or otherwise counseled such person or entity to engage in such activity.

4.          Reciprocal Non-disparagement. During the Employment Period and always thereafter, neither CEO nor CEO's agents or representatives shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates, or disparages the Company or any of its Affiliates (including any of the Company's officers, director, or employees). The foregoing shall not be violated by (i) truthful statements made in connection with the enforcement of this Agreement or in response to legal process or governmental inquiry or (ii) by private statements to the Company or any of Company's officers, directors, or employees: provided, that in the case of CEO, with respect to clause (ii), such statements are made in the course of carrying out CEO's duties pursuant to this Agreement. Likewise, during the CEO’s Company Employment and always thereafter, the Board shall use its reasonable best efforts to ensure that none of its members directly or indirectly issue or communicate any public statement, or statement likely to become public that maligns, denigrates, or disparages CEO. The foregoing shall not be violated by (i) truthful statements made in connection with the enforcement of this Agreement or in response to legal process or governmental inquiry or by private statements made by the Company to any of Company's officers or directors.

5.          Future Employment. During CEO’s Company Employment and for twelve (12) months following the termination of such employment for any reason, before accepting any employment with any person or entity engaged in Similar Business, CEO shall disclose to the Company the identity of any such person or entity or Similar Business and a complete description of the duties involved in such prospective employment, including a full description of any territory or market segment to which CEO will be assigned. Further, during CEO’s Company Employment and for twelve (12) months following the termination of such employment for any reason, CEO agrees that, before accepting any future employment, CEO will provide a copy of this Agreement to any prospective employer of CEO, and CEO hereby authorizes the Company to do likewise, whether before or after the outset of the future employment.

6.           Notices. All notices, request, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by United States certified or registered mail with postage prepaid addressed as follows:

If to CEO, to the address set forth by CEO on the signature page of this Agreement or to such other person or address which CEO shall furnish to the Company in writing pursuant to the above.

If to the Company, to the attention of the Company's Chief Legal Counsel and Corporate Secretary at the address set forth on the signature page of this Agreement or to such other person or address as the Company shall furnish to CEO in writing pursuant to the above.

7.           Enforceability. CEO recognizes that irreparable injury may result to the Company, its business and property, and the potential value thereof in the event of a sale or other transfer, if CEO breaches any of the restrictions imposed on CEO by this Agreement, and CEO agrees that if CEO shall engage in any act in violation of such provisions, then the Company shall be entitled, in addition to such other remedies and damages as may be available, to an injunction prohibiting CEO from engaging in any such act.

8.        Successors and assigns. This Agreement shall inure to the benefit of and be binding upon and enforceable by Triple-S Management Corporation, its successors, assigns and Affiliates, all of which are intended third-party beneficiaries of this Agreement. CEO hereby consents to the assignment of this Agreement to any person or entity.

9.           Severability. It is fully the desire and intent of the Parties hereto that the provisions of this Agreement be enforced under the laws and public policies applied in each jurisdiction in which enforcement is sought. Upon a determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties agree that a reviewing court shall have the authority to “blue pencil” or modify this Agreement to render it enforceable and effect the original intent of the parties to the fullest extent permitted by applicable law. Any invalidity or unenforceability of any other provision of this Agreement is not intended to affect the validity or enforceability of any other provision of this Agreement, which the parties intend to be severable and divisible, and to remain in full force and effect to the greatest extent permissible under applicable law.

10.       Governing Law. The laws of the Commonwealth of Puerto Rico, without reference to conflict of law principles thereof, shall be the controlling law in all matters relating to this Agreement.

11.         Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express, or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may be modified only by a written agreement signed by CEO and duly authorized officer of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year above written.

/s/ Roberto García Rodríguez	/s/ Luis A. Clavell Rodríguez
Roberto García Rodríguez	Luis A. Clavell Rodríguez
CEO	Chair of the Board of Directors
Triple-S Management Corporation